Exhibit 3.71

CERTIFICATE OF FORMATION

OF

TDS DEVELOPMENT, LLC

1. The name of the limited liability company is TDS Development, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centervi1le Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. The Certificate of Formation shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of this 27th day of February, 2006.

/s/ Richard Meisner
Name: Richard Meisner
Title: Authorized Person

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION
OF
TDS Development, LLC

1. The name of the limited liability company is TDS Development, LLC

2. Article One of The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is Travelport Development, LLC

3. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of this 22nd day of January, 2006

/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Vice President and Assistant Secretary